EXHIBIT 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FIRST QUARTER FISCAL 2016 RESULTS
•	Revises Fiscal 2016 Guidance
•	Store Base Expands to 1,001 Stores In 32 States

BIRMINGHAM, Ala. (May 22, 2015) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the first quarter ended May 2, 2015.

First Quarter Results
Net sales increased 3.0% to $269.8 million for the 13-week period ended May 2, 2015, compared with $261.9 million for the 13-week period ended May 3, 2014.  Comparable store sales decreased 0.9%.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We experienced early headwinds in the quarter, with February posting a negative high-single-digit comp due to impacts from weather-related closures, port delays and a shift in the timing of tax refunds.  We were pleased with our performance in March and April, and we have seen this trend improve in May."

Gross profit was 37.0% of net sales for the 13-week period ended May 2, 2015, compared with 37.5% for the 13-week period ended May 3, 2014.  The decline was mainly due to markdowns taken to sell through merchandise related to slow sales in February due to store closures.  Store occupancy costs also increased as a percentage of net sales due to lower-than-anticipated comparable store sales.

Store operating, selling and administrative expenses were 19.2% of net sales for the 13-week period ended May 2, 2015, compared with 18.7% of net sales for the 13-week period ended May 3, 2014.  These expenses were higher as a percentage of net sales due to lower-than-anticipated comparable store sales.

Net income was $27.4 million for the 13-week period ended May 2, 2015, compared with $28.4 million for the 13-week period ended May 3, 2014.  Earnings per diluted share totaled $1.09 for both the 13-week period ended May 2, 2015, and the 13-week period ended May 3, 2014.

For the quarter, Hibbett opened 15 new stores, expanded 3 high performing stores and closed 2 underperforming stores, bringing the store base to 1,001 in 32 states as of May 2, 2015.  The Company also opened its first store in New Jersey in the quarter.

Liquidity and Stock Repurchases
Hibbett ended the first quarter of Fiscal 2016 with $119.1 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

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During the first quarter, the Company repurchased 194,764 shares of common stock for a total expenditure of $9.5 million.  Approximately $166.0 million of the total authorization remained for future stock repurchases as of May 2, 2015.

Fiscal 2016 Outlook
The Company is revising its guidance for the 52 weeks ending January 30, 2016, to earnings per diluted share in the range of $2.95 to $3.04, with comparable store sales in the low single-digit range, and a flat to slightly negative product gross margin rate compared to Fiscal 2015.  This compares with previous guidance of earnings per diluted share in the range of $2.95 to $3.09, with comparable store sales in the low-to-mid single digit range, and a slightly positive product gross margin rate compared to Fiscal 2015.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, May 22, 2015, to discuss first quarter results.  The number to call for the live interactive teleconference is (212) 231-2926.  A replay of the conference call will be available until May 29, 2015, by dialing (402) 977-9140 and entering the passcode, 21766453.

The Company will also provide an online Web simulcast and rebroadcast of its first quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on May 22, 2015, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for one year.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening plans,  sales trends, margin trends, inventory mix and pricing, progress on major initiatives, earnings per diluted share, comparable store sales and product gross margin rate.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2015. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Net sales	$269,823	$261,909
Cost of goods sold, distribution center and store occupancy costs	170,115	163,713
Gross profit	99,708	98,196
Store operating, selling and administrative expenses	51,763	48,952
Depreciation and amortization	4,142	3,580
Operating income	43,803	45,664
Interest expense, net	70	73
Income before provision for income taxes	43,733	45,591
Provision for income taxes	16,325	17,203
Net income	$27,408	$28,388

Net income per common share:
Basic earnings per share	$1.10	$1.10
Diluted earnings per share	$1.09	$1.09

Weighted average shares outstanding:
Basic	24,860	25,846
Diluted	25,069	26,131

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	May 2, 2015	January 31, 2015
Assets
Cash and cash equivalents	$119,089	$88,397
Inventories, net	233,359	240,408
Other current assets	22,565	26,693
Total current assets	375,013	355,498
Property and equipment, net	93,718	92,981
Other assets	3,889	3,918
Total assets	$472,620	$452,397

Liabilities and Stockholders' Investment
Accounts payable	$74,526	$84,439
Short-term capital leases	449	436
Accrued expenses	25,237	17,250
Total current liabilities	100,212	102,125
Non-current liabilities	25,946	25,491
Stockholders' investment	346,462	324,781
Total liabilities and stockholders' investment	$472,620	$452,397

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Sales Information
Net sales increase	3.0%	9.1%
Comparable store sales (decrease) increase	-0.9%	4.1%

Store Count Information
Beginning of period	988	927
New stores opened	15	16
Stores closed	(2)	(4)
End of period	1,001	939

Stores expanded	3	4
Estimated square footage at end of period (in thousands)	5,724	5,408

Balance Sheet Information
Average inventory per store	$233,125	$219,742

Share Repurchase Activity
Shares	194,764	277,443
Cost (in thousands)	$9,464	$15,317

END OF EXHIBIT 99.1